Exhibit 14.1

CASTELLUM, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

As adopted by the Board of Directors on July 10, 2022

1.         Introduction.

1.1          The Board of Directors of Castellum, Inc., a Nevada corporation, (together with its subsidiaries, the "Company") has adopted this Code of Ethics and Business Conduct (the "Code") in order to:

(a)          promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)          promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

(c)          promote compliance with applicable governmental laws, rules and regulations;

(d)          promote the protection of Company assets, including corporate opportunities and confidential information;

(e)          promote fair dealing practices;

(f)           deter wrongdoing; and

(g)          ensure accountability for adherence to the Code.

1.2         All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10, Reporting and Enforcement.

2.         Honest and Ethical Conduct.

2.1          The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2          Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

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3.         Conflicts of Interest.

3.1          A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that at may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. Each director, officer, and employee and their family members may not accept gifts from persons or entities if such gifts are made in order to influence them in their capacity as an officer, employee, or director of the Company, or if acceptance of such gifts could create the appearance of a conflict of interest. Receipt of normal compensation (as set forth in employment agreements, consulting agreements, or offer letters from the Company, or as approved by the Chief Executive Officer (“CEO”) of the Company) and reimbursement of expenses within company guidelines in the ordinary course of business and/or as approved by the CEO of the Company (or the Board for the CEO’s expenses) are not conflicts of interest under this policy. Owning equity in the Company, in and of itself, is not a conflict of interest (generally it is an alignment of interests); however, in the event of a potential change of control of the business, an ownership position of more than 9.99% of the Company’s equity securities may constitute a potential conflict of interest depending on the facts and circumstances of the situation. The potential to become an executive officer or director in an acquiring company may be a potential conflict of interest requiring recusal from board discussions of a potential acquisition. The Board of Directors shall evaluate such situations and the potential need for a special committee of the Board to address such issues.

3.2         Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director, officer, or their family members are expressly prohibited.

3.3          Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4         Persons other than directors and executive officers who have questions about a potential conflict of interest, or who become aware of an actual or potential conflict should discuss the matter with and seek a determination and prior authorization or approval from the Company’s General Counsel. The General Counsel may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Executive Officer with a written description of the activity and seeking the Chief Executive Officer's written approval.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Governance Committee of the Board of Directors.

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4.         Compliance.

4.1          Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2          Although not all employees, officers and directors are expected to know the details of all applicable laws, rules, and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company’s General Counsel.

4.3        No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

(a)          obtain profit for himself or herself; or

(b)          directly or indirectly "tip" others who might make an investment decision on the basis of that information.

5.         Disclosure.

5.1          The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2          Each director, officer, and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure, to the extent that person is able, that the Company's books, records and accounts are accurately maintained. Each director, officer, and employee must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel.

5.3          Each director, officer and employee who is involved in the Company's disclosure process must:

(a)          be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

(b)          take all necessary steps, to the extent that person is able, to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

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6.         Protection and Proper Use of Company Assets.

6.1           All directors, officers, and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability and are prohibited. All directors, officers, and employees are required to comply with the Company’s cybersecurity policies.

6.2         All Company assets should be used only for legitimate business purposes, though incidental personal use is permitted. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3         The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7.         Corporate Opportunities. All directors, officers, and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers, and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers, and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer, or employee may compete with the Company.

8.         Confidentiality. Directors, officers, and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers, or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

9.         Fair Dealing. Each director, officer, and employee must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer, or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

10.       Reporting and Enforcement.

10.1        Reporting and Investigation of Violations.

(a)         Actions prohibited by this Code involving directors or executive officers must be reported to the Governance Committee, and, if it involves material financial matters, the Audit Committee.

(b)          Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the General Counsel.

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(c)         After receiving a report of an alleged prohibited action, the Governance Committee, Audit Committee, the General Counsel, or the Chief Executive Officer must promptly take all appropriate actions necessary to investigate.

(d)          All directors, officers, and employees are expected to cooperate in any internal investigation of misconduct.

10.2        Enforcement.

(a)          The Company must ensure prompt and consistent action against violations of this Code.

(b)          If, after investigating a report of an alleged prohibited action by a director or executive officer, the Governance or Audit Committee determines that a violation of this Code has occurred, such Committee will report such determination to the Board of Directors.

(c)         If, after investigating a report of an alleged prohibited action by any other person, the General Counsel or the Chief Executive Officer determines that a violation of this Code has occurred, the General Counsel or Chief Executive Officer will report such determination to the Governance Committee and/or Audit Committee (as applicable) of the Board of Directors.

(d)         Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3        Waivers.

(a)          Each of the Board of Directors (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code provided that such waiver is documented in writing with the reasons for such waiver.

(b)         Any waiver for a director or an executive officer shall be disclosed as required by SEC and applicable stock exchange rules.

10.4        Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer, or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

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Acknowledgment of Receipt and Review

Acknowledgment of Receipt and Review

To be signed and returned to the Human Resources Department.

I, _______________________, acknowledge that I have received and read a copy of the Castellum, Inc. Code of Ethics and Business Conduct (the “Code”). I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the General Counsel if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

NAME

PRINTED NAME

DATE

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